Exhibit 23.1.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 2, 2004 with respect to the financial statements of NT Corporation included in the Registration Statement (Form S-4 No. 333-0000) and related Proxy Statement/Prospectus of ITC^DeltaCom, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

New Orleans, Louisiana

October 29, 2004